Exhibit 3.2

CALAMOS STRATETGIC TOTAL RETURN FUND

AMENDMENT NO. 1 TO THE BY-LAWS

The undersigned, being at least a majority of the Trustees of Calamos Strategic Total Return Fund (the “Trust”), hereby amend the Trust’s By-Laws, as amended and restated through August 23, 2021 (the “By-Laws”), as follows:

1.	The By-Laws are hereby amended by deleting Article 12 thereof in its entirety and replacing it with the following:

ARTICLE 12

Forum for Adjudication of Disputes

Unless the Trust consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Trust, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Trustee, officer or other employee of the Trust to the Trust or the Trust’s Shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware Statutory Trust Act, the 1940 Act, the Declaration of Trust or these By-Laws (other than a claim pursuant to Section 36(b) of the 1940 Act), (iv) any action to interpret, apply, enforce or determine the validity (including under the 1940 Act) of the Declaration of Trust or these By-Laws or (v) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware, or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware (each, a “Covered Action”). Any person purchasing or otherwise acquiring or holding any interest in shares of beneficial interest of the Trust shall, to the fullest extent permitted by law, including Section 3804(e) of the Delaware Act, be (i) deemed to have notice of and consented to the provisions of this Article 12, (ii) deemed to have waived any argument relating to the inconvenience of the forums referenced above in connection with any Covered Action; and (iii) deemed to have irrevocably waived any and all right to trial by jury in any Covered Action.

If any Covered Action is filed in a court other than the Court of Chancery of the State of Delaware or the Superior Court of the State of Delaware (a “Foreign Action”) in the name of any Shareholder, such Shareholder shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware and the Superior Court of the State of Delaware in connection with any action brought in any such courts to enforce the first paragraph of this Article 12 (an “Enforcement Action”) and (ii) having service of process made upon such Shareholder in any such Enforcement Action by service upon such Shareholder’s counsel in the Foreign Action as agent for such Shareholder. Furthermore, except to the extent prohibited by any provision of the Delaware Statutory Trust Act or the Declaration of Trust, if any Shareholder shall initiate or assert a Foreign Action without the written consent of the Trust, then each such Shareholder shall be obligated jointly and severally to reimburse the Trust and any officer or Trustee of the Trust made a party to such proceeding for all fees, costs and expenses of every kind and description (including, but not limited to, all reasonable attorneys’ fees and other litigation expenses) that the parties may incur in connection with any successful motion to dismiss, stay or transfer such Foreign Action based upon non-compliance with this Article 12.

If any provision or provisions of this Article 12 shall be held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision(s) in any other circumstance and of the remaining provisions of this Article 12 (including, without limitation, each portion of any sentence of this Article 12 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons and circumstances shall not in any way be affected or impaired thereby.

The foregoing amendment shall be effective as of 14th day of May 2024.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to the By-Laws of the Trust as of the 13th day of May 2024.

/s/ John P. Calamos, Sr.
John P. Calamos, Sr.

/s/ John E. Neal
John E. Neal

/s/ William R. Rybak
William R. Rybak

/s/ Lloyd A. Wennlund
Lloyd A. Wennlund

/s/ Virginia G. Breen
Virginia G. Breen

/s/ Karen L. Stuckey
Karen L. Stuckey

/s/ Christopher M. Toub
Christopher M. Toub